Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S -4 of our report dated March 16, 2009 (March 1, 2010 as to the retrospective adjustments relating to the accounting for debt with conversion and other options and February 25, 2011 as to the retrospective adjustments relating to discontinued operations discussed in Note 2), relating to the consolidated financial statements of Asbury Automotive Group, Inc., and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the existence of substantial doubt about the Company’s ability to continue as a going concern, (2) the adoption of accounting principles relating to the accounting for uncertainty in income taxes as of January 1, 2007, (3) the change in method of accounting for debt with conversion and other options and (4) the retrospective adjustments to the 2008 consolidated financial statements relating to discontinued operations) appearing in the Annual Report on Form 10-K of Asbury Automotive Group, Inc. and subsidiaries for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

New York, New York

May 13, 2011